Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Legg Mason Partners Income Funds:

We consent to the use of our reports, incorporated herein by reference, dated September 25, 2006, for the Legg Mason Partners Convertible Fund, Legg Mason Partners Core Bond Fund, Legg Mason Partners Diversified Strategic Income Fund, Legg Mason Partners Dividend and Income Fund, Legg Mason Partners Exchange Reserve Fund, Legg Mason Partners High Income Fund and Legg Mason Partners Municipal High Income Fund (formerly Smith Barney Convertible Fund, Smith Barney Total Return Bond Fund, Smith Barney Diversified Strategic Income Fund, Smith Barney Dividend and Income Fund, Smith Barney Exchange Reserve Fund, Smith Barney High Income Fund and Smith Barney Municipal High Income Fund, respectively), each a series of Legg Mason Partners Income Funds (formerly Smith Barney Income Funds) as of July 31, 2006 and to the references to our firm under the headings “Financial highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

November 28, 2006